Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE
For Immediate Release
August 2, 2007
Concord, NC
Contact:
Jim Hausman
704.722.2410
Ron Marino
704.722.2212
CT Communications Announces Second Quarter 2007 Results

Second Quarter 2007 Highlights
•
CT Communications, Inc. announces plan to merge with Windstream Corporation and schedules a special meeting on August 23, 2007 for its shareholders to vote on the proposal to approve the merger agreement

•	Operating revenue increased 5% to $46.3 million vs. year ago quarter

•	25% increase in broadband customers from second quarter last year
Second Quarter 2007 Results
CT Communications, Inc. (NASDAQ: CTCI) announces operating revenue of $46.3 million for the second quarter of 2007, an increase of 5.2% compared to the second quarter of 2006. The increase in operating revenue was driven by a $0.7 million increase in customer recurring revenue due to strong customer growth in several of the Company’s businesses. Broadband customers increased 25%, Wireless subscribers increased 5% and Greenfield access lines increased 6% compared to the end of the second quarter of 2006. In addition, universal service revenue increased $1.2 million compared to the second quarter last year due to a true-up of the 2006 cost study and higher 2007 recoveries based on current cost study projections.
Operating income was $4.7 million in the second quarter of 2007 compared to $4.8 million in the second quarter of 2006. Operating expense in the second quarter of 2007 increased $2.4 million, or 6.0%, to $41.6 million compared to the same period last year. The increase in operating expense was primarily attributable to $1.7 million in expenses related to the proposed Windstream merger and a loss of $0.3 million related to the replacement of certain wireless cell site equipment. Included in the second quarter

2007 merger expenses was $0.8 million in stock compensation expense related to market value adjustments for stock units held in the Company’s deferred compensation plan.
Other income was $1.5 million for the second quarter of 2007 compared to $1.4 million for the same period in 2006. The second quarters of 2007 and 2006 include an approximate $1.0 million and $0.8 million gain on the sale of an investment security, respectively. Net income for the second quarter of 2007 and 2006 was $4.0 million and $3.9 million, respectively. Diluted earnings per share were $0.20 in the second quarter of 2007 and 2006. Expenses related to the proposed Windstream merger transaction were $0.05 per diluted share in the second quarter of 2007.
Consolidated operating revenue for the six months ended June 30, 2007 increased to $91.7 million compared to $87.1 million for the prior year. The increase in revenue was largely attributable to a $2.0 million increase in customer recurring revenue, a $1.5 million increase in universal service revenue and a $0.6 million increase in other revenue. The increase in customer recurring revenue was driven by customer growth in the Company’s broadband and Wireless operations, as well as an increase in the average revenue per Wireless subscriber. Operating expense for the six months ended June 30, 2007 increased $3.6 million, or 4.7%, to $80.9 million compared to the six months ended June 30, 2006. The increase in operating expense was attributable to $1.8 million in Windstream merger related expenses, a $1.1 million increase in cost of service, a $0.4 million increase in benefits expense and a $0.3 million increase in selling expense. Operating income for the six months ended June 30, 2007 increased 9.7% to $10.9 million compared to $9.9 million in the same period last year.
Other income in the six months ended June 30, 2006 included the Company’s income from the operations of Palmetto MobileNet (“PMN”) and an $89.2 million gain from the sale of PMN’s interests in ten wireless partnerships. Excluding the effect of these items, other income increased approximately $1.3 million from the same period last year mainly due to an increase in investment income and a decrease in interest expense. Net income for the six months ended June 30, 2007 was $8.6 million, or $0.42 per diluted share, compared to $61.3 million, or $3.17 per diluted share. The six months ended June 30, 2007 and 2006 includes merger transaction related expenses of $1.8 million or approximately $0.06 per diluted share and $54.2 million, or $2.80 per diluted share, related to the PMN sale, respectively.
Results by Business Unit
Effective for the quarter ending March 31, 2007 the following presentation was modified to reflect the Company’s change in its business unit reporting. The Company made these changes to report operating results based on the complete product and service relationship with customers in each business unit. As a result, the former Internet and Data Services business unit results have been included in the ILEC, CLEC and Greenfield business unit results for all periods presented.
•	ILEC — (“Concord Telephone”)
Concord Telephone’s operating revenue increased $1.1 million to $27.2 million in the second quarter of 2007 compared to the same quarter in 2006. The increase in operating revenue was mainly due to a $1.2 million increase in universal service revenue, which was partially offset by a $0.2 million decrease in access and interconnection revenue and a $0.1 million decrease in customer recurring revenue. Broadband revenue increased $0.4 million driven by a 24% increase in customers, but was offset by a decrease in wireline customer revenue associated with a decline in access lines. Operating expense increased $1.1 million to $21.6 million primarily due to transaction related costs in the second quarter of 2007 compared to the same quarter in 2006. Operating income was flat at $5.6 million in the second quarter of 2007 compared to the same period last year. Operating margin for the second quarter of 2007 was 20.5% compared to 21.4% for the second quarter of 2006.
ILEC average monthly customer churn during the second quarter of 2007 was 1.6%, which was up from the 1.1% rate in the same quarter last year. Broadband accounts increased to 24,775, an increase of 24% from the second quarter of 2006. Concord Telephone ended the second quarter of 2007 with 102,641 access lines in service.
•	Wireless
Wireless operating revenue increased 9.2% to $10.6 million in the second quarter of 2007 compared to the same period in 2006. Customer recurring revenue increased $0.7 million driven by a 5% growth in subscribers and an increase in average revenue per subscriber. Operating expense increased $0.4 million, or 4.6%, from the same period last year. The increase in operating expense was driven primarily by the increase in wireless subscribers. Included in the second quarter of 2007 operating expense was a $0.5 million credit from Cingular associated with the annual true-up of switching expenses, which was partially offset by a $0.3 million loss related to the replacement of certain wireless cell site equipment. Operating income in the second quarter of 2007 was $1.3 million compared to $0.8 million in the same period last year. Wireless ended the second quarter of 2007 with 50,297 subscribers, an increase of 5% compared to the end of the second quarter of 2006.

•	CLEC
CLEC operating revenue in the second quarter of 2007 was $5.4 million, which was relatively flat compared to the same quarter last year. Operating expense increased 1.2% to $5.8 million in the second quarter of 2007 compared to the same period last year. The increase in operating expense was due to an increase in cost of service primarily attributable to an increase in the number of CLEC access lines. Operating loss for the second quarter of 2007 was flat at $0.4 million compared to the second quarter of 2006. CLEC ended the second quarter of 2007 with 36,811 access lines, an increase of 7% compared to 34,372 access lines at the end of the second quarter last year. In addition, CLEC ended the second quarter with 817 broadband customers, an increase of 20% from the 679 at the end of the second quarter of 2006.
•	Greenfield
Greenfield’s operating revenue increased 10.2% to $3.2 million in the second quarter of 2007 compared to the same period last year. The increase in operating revenue was driven by an increase in customer recurring revenue that related to a 35% increase in Greenfield broadband customers and a 6% increase in access lines. Operating expense was relatively flat at $3.6 million in the second quarter of 2007. Operating loss for the second quarter of 2007 improved to $0.5 million from a $0.7 million operating loss in the second quarter of 2006. Greenfield ended the second quarter of 2007 with 16,818 access lines and 3,955 broadband customers, which represent increases of 6% and 35%, respectively, from the end of the second quarter of 2006. As of June 30, 2007, the Company had 130 Greenfield projects, which in total represent approximately 58,000 marketable access lines at the completion of the projects.
The Company is not providing future period guidance due to the proposed transaction with Windstream Corporation.
CT Communications, Inc., headquartered in Concord, N.C., is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including broadband high-speed Internet services, local and long distance telephone services, and digital wireless voice and data services.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the ability to obtain necessary regulatory and shareholder approvals for the proposed transaction with Windstream, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006.

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		%
	2007	2006	Change
Operating Revenue
ILEC Services	$27,182	$26,105	4.1%
Wireless Services	10,572	9,683	9.2%
CLEC Services	5,377	5,354	0.4%
Greenfield Services	3,175	2,882	10.2%

Total Operating Revenue	46,306	44,024	5.2%

Operating Expenses
ILEC Services	21,607	20,521	5.3%
Wireless Services	9,276	8,870	4.6%
CLEC Services	5,783	5,716	1.2%
Greenfield Services	3,640	3,575	1.8%
Other	1,258	511	146.2%

Total Operating Expense	41,564	39,193	6.0%

Operating Income	4,742	4,831	(1.8%)

Other Income (Expense)
Investment, Equity Method	2	263
Gains, Interest, Dividends	2,178	1,945
Impairment on Investments	—	—
Other Expenses, Principally Interest	(664)	(838)

Total Other Income (Expense)	1,516	1,370

Pre-Tax Income	6,258	6,201

Income Tax Expense	2,286	2,258

Net Income	$3,972	$3,943

Diluted Weighted Average Shares	20,251	19,452

Diluted Earnings Per Share	$0.20	$0.20

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Six Months Ended June 30,		%
	2007	2006	Change
Operating Revenue
ILEC Services	$54,304	$52,028	4.4%
Wireless Services	20,333	18,840	7.9%
CLEC Services	10,742	10,573	1.6%
Greenfield Services	6,339	5,678	11.6%

Total Operating Revenue	91,718	87,119	5.3%

Operating Expense
ILEC Services	42,331	39,884	6.1%
Wireless Services	18,371	17,476	5.1%
CLEC Services	11,433	11,577	(1.2%)
Greenfield Services	7,117	7,081	0.5%
Other	1,601	1,195	34.0%

Total Operating Expense	80,853	77,213	4.7%

Operating Income	10,865	9,906	9.7%

Other Income (Expense)
Investment, Equity Method	13	90,103
Gains, Interest, Dividends	3,529	2,758
Impairment on Investments	—	(876)
Other Expenses, Principally Interest	(1,317)	(1,872)

Total Other Income (Expense)	2,225	90,113

Pre-Tax Income	13,090	100,019

Income Tax Expense	4,492	38,710

Net Income	$8,598	$61,309

Diluted Weighted Average Shares	20,240	19,359

Diluted Earnings Per Share	$0.42	$3.17

CT Communications, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Cash and Cash Equivalents	$7,459	$14,063
Short-Term Investments	92,619	86,741
Accounts Receivable and Unbilled Revenue, Net	16,168	16,419
Other Assets	11,540	11,775

Current Assets	127,786	128,998

Investments	7,464	10,960
Property, Plant and Equipment, Net	214,852	209,908
Other Assets	37,906	37,492

TOTAL ASSETS	$388,008	$387,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$5,000	$5,000
Accounts Payable	6,949	12,553
Customer Deposits and Advance Billings	4,754	4,618
Other Accrued Liabilities	15,235	12,714

Current Liabilities	31,938	34,885

Long-Term Debt	32,500	35,000
Deferred Credits and Other Liabilities	39,005	38,095
Stockholders’ Equity	284,565	279,378

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$388,008	$387,358

CT Communications, Inc.
Customer Information

	June 30,	June 30,	%
	2007	2006	Change
Wired Access Lines
ILEC Access Lines	102,641	109,356	(6.1%)
CLEC Access Lines	36,811	34,372	7.1%
Greenfield Access Lines	16,818	15,895	5.8%

Total Wired Access Lines	156,270	159,623	(2.1%)

Broadband Customers *	29,547	23,661	24.9%

Wireless Subscribers	50,297	47,932	4.9%

Revenue Generating Units
ILEC
Residential Access Lines	74,512	80,952	(8.0%)
Business Access Lines	28,129	28,404	(1.0%)
Broadband Customers	24,775	20,053	23.5%

Total ILEC	127,416	129,409	(1.5%)

CLEC
Business Access Lines	36,811	34,372	7.1%
Broadband Customers	817	679	20.3%

Total CLEC	37,628	35,051	7.4%

Greenfield
Residential Access Lines	10,950	10,633	3.0%
Business Access Lines	5,868	5,262	11.5%
Broadband Customers	3,955	2,929	35.0%

Total Greenfield	20,773	18,824	10.4%

Wireless Subscribers	50,297	47,932	4.9%

Total Revenue Generating Units	236,114	231,216	2.1%

*	-Broadband customers include DSL and High Speed customers previously reported separately.

CT Communications, Inc.
Other Selected Financial Data
(Unaudited, in thousands, except per share amounts)
Capital Expenditures

	Three Months Ended June 30,		Six months Ended June 30,
	2007	2006	2007	2006
ILEC	$5,858	$3,298	$13,410	$7,041
Wireless	2,363	491	2,627	687
CLEC	423	493	768	1,773
Greenfield	1,222	1,376	2,357	2,995
Other	713	406	1,920	555

Total	$10,579	$6,064	$21,082	$13,051

Depreciation

	Three Months Ended June30,		Six months Ended June 30,
	2007	2006	2007	2006
ILEC	$5,145	$5,347	$10,300	$10,825
Wireless	693	641	1,386	1,276
CLEC	700	728	1,421	1,443
Greenfield	1,129	1,032	2,243	2,046
Other	226	225	451	503

Total	$7,893	$7,973	$15,801	$16,093

Reconciliation of Prior Period Reported Results to Normalized Results
For the six months ended June 30, 2006

		Palmetto
	GAAP	MobileNet *	Normalized

Operating Revenue	$87,119	$—	$87,119
Operating Expense	77,213	—	77,213

Operating Income	9,906	—	9,906
Other Income (Expense)	90,113	(89,164)	949

Pre-Tax Income	100,019	(89,164)	10,855
Income Tax Expense	38,710	(34,943)	3,767

Net Income	$61,309	$(54,221)	$7,088

Diluted EPS	$3.17	$(2.80)	$0.37

*	Equity income related to the March 2006 sale of PMN’s ownership interests in ten wireless partnerships.